EXHIBIT 23.4

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation herein by reference from the Current Report on Form 8-K/A filed June 1, 2010 in this Registration Statement of KIT digital, Inc. on Form S-8 with respect to the KIT digital, Inc. 2008 Incentive Stock Plan to register 3,100,000 shares of common stock, of our report dated May 27, 2010, relating to the consolidated financial statements of Multicast Media Technologies, Inc. and Subsidiaries as of and for the years ended December 31, 2009 and 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s ability to continue as a going concern).

/s/ Bennett Thrasher P.C.
Bennett Thrasher P.C.
Atlanta, Georgia
December 21, 2010